EXHIBIT 16.1
July 26, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Cygnus Oil and Gas Corporation
We have read the statements that Cygnus Oil and Gas Corporation has included under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.
Sincerely,
/s/ L J Soldinger Associates LLC
Deer Park, Illinois